EXHIBIT 3.1

CERTIFICATE OF DESIGNATION
of
SERIES B-1 CUMULATIVE CONVERTIBLE PREFERRED STOCK
and
SERIES B-2 CUMULATIVE CONVERTIBLE PREFERRED STOCK

of
IMH FINANCIAL CORPORATION
(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)
The undersigned, being the President of IMH FINANCIAL CORPORATION (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, in accordance with the provisions of Sections 103 and 151 of the General Corporation Law of the State of Delaware (“DGCL”), DOES HEREBY CERTIFY:
FIRST: The Certificate of Incorporation of the Corporation (as such may be amended, modified or restated from time to time, the “Certificate of Incorporation”) authorizes the issuance of 100,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”), and, further, authorizes the Board of Directors of the Corporation (the “Board”), by resolution or resolutions, at any time and from time to time, to provide for the issuance of all or any shares of the Preferred Stock in one or more series, each with such designations, powers, preferences, relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof;
SECOND: On July 23, 2014, the Board duly adopted the following resolutions authorizing the filing of this Certificate of Designation of the Series B-1 Cumulative Convertible Preferred Stock and Series B-2 Cumulative Convertible Preferred Stock (as the same may be amended and/or restated from time to time, the “Certificate of Designation”) and the creation of 2,604,852 shares of Series B-1 Cumulative Convertible Preferred Stock and 5,595,148 shares of Series B-2 Cumulative Convertible Preferred Stock:
RESOLVED, the designation and the rights, powers and preferences, and the qualifications, limitations and restrictions thereof, of each of the Series B-1 Cumulative Convertible Preferred Stock and Series B-2 Cumulative Convertible Preferred Stock of the Corporation shall be as set forth below:
SERIES B-1 CUMULATIVE CONVERTIBLE PREFERRED STOCK AND SERIES B-2 CUMULATIVE PREFERRED STOCK

1.
NUMBER OF SHARES AND DESIGNATIONS. 2,604,852 of the 100,000,000 authorized shares of Preferred Stock are designated as shares of “Series B-1 Cumulative Convertible Preferred Stock” (the “Series B-1 Preferred Stock”) and 5,595,148 of the 100,000,000 authorized shares of Preferred Stock are designated as shares of “Series B-2 Cumulative Convertible Preferred Stock” (the “Series B-2 Preferred Stock” and, together with the Series B-1 Preferred Stock, the “Series B Preferred Stock”). Except as otherwise expressly provided herein or required by applicable law, the rights, powers and preferences, and the qualifications, limitations and restrictions thereof, of the Series B-1 Preferred Stock and the Series B-2 Preferred Stock shall be identical.

2.
RANKING. Subject to the right of the holders of the Class B Common Stock to receive the Special Dividend and except to the extent that the Required Holders (as defined below) consent to the creation of Parity Stock (as defined below) or Senior Preferred Stock (as defined below) in accordance with Section 1.1.16 of SCHEDULE 1 hereof and this Section 2, all shares of capital stock of the Corporation shall be junior in rank to all shares of Series B Preferred Stock with respect to the preferences as to dividends, distributions and payments upon a Liquidation Event, Deemed Liquidation Event or redemption (such junior stock is referred to herein collectively as “Junior Stock”). Subject to the right of the holders of the Class B Common Stock to receive the Special Dividend, the designations, rights, powers, preferences and privileges of all such shares of capital stock of the Corporation shall be subject to the designations, rights, powers, preferences and privileges of the shares of Series B Preferred Stock. Without limiting any other provision of this Certificate of Designation, without the prior written consent of the Required Holders, the Corporation shall not hereafter authorize or issue any additional or other shares of capital stock that rank (i) senior to the shares of Series B Preferred Stock in respect of the preferences as to dividends, distributions or payments upon a Liquidation Event, Deemed Liquidation Event or redemption (collectively, the “Senior Preferred Stock”) or (ii) pari passu to the shares of Series B Preferred Stock in respect of the preferences as to dividends, distributions or payments upon a Liquidation Event, Deemed Liquidation Event or redemption (collectively, the “Parity Stock”).

3.	DIVIDENDS.

(a)
Each holder of a share of Series B Preferred Stock (each, a “Holder” and collectively, the “Holders”) shall be entitled to receive dividends out of funds legally available therefor (“Dividends”) in an amount per share equal to the Applicable Rate. Dividends on each share of Series B Preferred Stock shall (i) be payable in cash, quarterly in arrears when, as and if declared by the Board, (ii) accrue daily at the Applicable Rate, (iii) commence accruing on the Series B Issue Date, compounded quarterly and (iv) be computed on the basis of the actual number of days elapsed over a three hundred sixty (360) day calendar year.

(b)	Dividends on the Series B Preferred Stock shall be cumulative and shall continue to accrue and compound whether or not declared.

(c)
Subject to the right of the holders of the Class B Common Stock to receive the Special Dividend and to the rights of any Senior Preferred Stock or Parity Stock, the Corporation shall not declare, pay or set aside any dividends on any shares of any class or series of capital stock of the Corporation (other than dividends or shares of Voting Common Stock payable in shares of Voting Common Stock) unless and until all accrued dividends on the Series B Preferred Stock have been paid in full in accordance with Section 3(a) above. Thereafter, with respect to any fiscal quarter, the Corporation may declare and pay a cash dividend, out of funds legally available therefor, with respect to the Voting Common Stock subject to the conditions and limitations set forth in Section 1.1.12 of SCHEDULE 1.

(d)
In the event that any dividends are declared with respect to the Voting Common Stock or any Junior Stock, the holders of the Series B Preferred Stock as of the record date established by the Board for such dividends shall be entitled to receive as additional dividends (in each case, the “Additional Dividends”) an amount (whether in the form of cash, securities or other property) equal to the amount (and in the same form) of the dividends that such holder would have received had the Series B Preferred Stock been converted into Common Stock as of the date immediately prior to the record date of such dividend, such Additional Dividends to be payable, out of funds legally available therefor, on the payment date of the dividend established by the Board. The record date for any such Additional Dividends shall be the record date for the applicable dividend, and any such Additional Dividends shall be payable to the persons in whose name the Series B Preferred Stock is registered at the close of business on the applicable record date.

(e)
In the event that any Special Dividend is paid, the holders of the Series B Preferred Stock as of the record date established by the Board therefor shall be entitled to receive as additional dividends (the “Special Preferred Class B Dividends”) for each share of Common Stock that it would hold if it had converted all of its shares of Series B Preferred Stock into Common Stock the same amount that is received by holders of Class B Common Stock with respect to each share of Class B Common Stock (in each case, with respect to the Common Stock and Class B Common Stock, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar reorganization event affecting such shares), such Special Preferred Class B Dividends to be payable, out of funds legally available therefor, on the payment date for the Special Dividend (the “Special Preferred Class B Payment Date”). The record date for any Special Preferred Class B Dividends shall be the record date for the Special Dividend, and any such Special Preferred Class B Dividends shall be payable to the persons in whose name the Series B Preferred Stock is registered at the close of business on the applicable record date.

4.	LIQUIDATION, DISSOLUTION OR WINDING UP.

(a)
Preferential Payments to Holders. In the event of a Liquidation Event or a Deemed Liquidation Event, the Holders shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, after and subject to the payment in full of all amounts required to be distributed to the holders of any Senior Preferred Stock upon such Liquidation Event or Deemed Liquidation Event, but before any payment shall be made to the holders of any Junior Stock, an amount per share (the “Liquidation Preference”) equal to one hundred fifty percent (150%) of the sum of (i) the Original Price, plus (ii) any Dividends accrued and unpaid thereon, whether or not declared; provided, that, if a share of Series B Preferred Stock would be entitled to an amount greater than its Liquidation Preference if it had been converted into a share of Common Stock immediately prior to the Liquidation Event or Deemed Liquidation Event, the share of Series B Preferred Stock shall be entitled to the amount it would have received on an as-converted basis, without having to be converted into Common Stock. If upon any such Liquidation Event or a Deemed Liquidation Event, the remaining assets of the Corporation available for the distribution to its stockholders after payment in full of amounts required to be paid or distributed to holders of Senior Preferred Stock pursuant to this Certificate of Designation shall be insufficient to pay the Holders of shares of Series B Preferred Stock the full amount to which the Holders of shares of Series B Preferred Stock shall be entitled, the Holders of shares of Series B Preferred Stock and the holders of any Parity Stock shall share ratably in any distribution of the remaining assets of the Corporation in proportion to the respective amounts which would otherwise be payable with respect to the shares of Series B Preferred Stock and Parity Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. To the extent necessary, the Corporation shall cause such actions to be taken by any of the Subsidiaries so as to enable, to the maximum extent permitted by law, the net proceeds of a Liquidation Event or Deemed Liquidation Event to be distributed to the Holders in accordance with this Section 4(a). All of the preferential amounts to be paid to the Holders under this Section 4(a) shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any of the assets of the Corporation available for distribution to the holders of Junior Stock in connection with a Liquidation Event or a Deemed Liquidation Event as to which this Section 4 applies. The aggregate amount which a Holder is entitled to receive under this Section 4(a) with respect to a share of Series B Preferred Stock is hereinafter referred to as the “Series B Liquidation Amount.”

(b)
Distribution of Remaining Assets. Upon a Liquidation Event or Deemed Liquidation Event, after the payment in full of the Liquidation Preference required to be paid to the Holders as set forth in Section 4(a) above, the Holders will not be entitled to any further participation in any distribution of the remaining assets of the Corporation as Holders of shares of Series B Preferred Stock.

(c)
Additional Rights. In the event the requirements of this Section 4 are not complied with by the Corporation, the Corporation shall, to the fullest extent permitted by law, forthwith either (i) cause such Liquidation Event or Deemed Liquidation Event to be postponed until such time as the requirements of this Section 4 have been complied with; or (ii) cancel such Liquidation Event or Deemed Liquidation Event, in which event the designations, rights, powers, preferences and privileges of the Holders shall revert to and be the same as such designations, rights, powers, preferences and privileges existing in this Certificate of Designation immediately prior to the Liquidation Event or Deemed Liquidation Event.

(d)
Deemed Liquidation Events. The effectuation of a transaction (or series of transactions), including, without limitation, each of the following events shall be considered a “Deemed Liquidation Event”, unless the Required Holders elect otherwise by written notice to the Corporation at least two (2) Business Days prior to the effective date of such event:

(i)	a merger or consolidation in which

(1)	the Corporation is a constituent party, or

(2)
a Subsidiary is a constituent party and the Corporation or such Subsidiary issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a Subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, directly or indirectly, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation;

(ii)
the sale, lease, transfer or other disposition, in a single transaction or series of related transactions, by the Corporation or any Subsidiaries of all or substantially all the assets of the Corporation and the Subsidiaries, taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more Subsidiaries if substantially all of the assets of the Corporation and the Subsidiaries, taken as a whole, are held by such Subsidiary or Subsidiaries, except where such sale, lease, transfer or other disposition is to a wholly owned Subsidiary; or

(iii)
more than fifty percent (50%) of the Common Stock is disposed of, in a single transaction or series of related transactions, to a single Person or group of affiliated Persons (other than by means of a conversion of shares of Series B Preferred Stock).

(e)
Noncompliance Event. If at any time following a Noncompliance Event, the Corporation fails to pay in full (i) the Dividends on the Series B Preferred Stock as of the end of two (2) consecutive fiscal quarters or (ii) the Noncompliance Redemption Price within one hundred eighty (180) days following the later of (x) the Noncompliance Redemption Request and (y) July 24, 2019, then the Corporation shall, unless the Required Holders elect otherwise by written notice to the Corporation, use its best efforts to promptly commence an orderly wind down, liquidation and dissolution in a commercially reasonable manner, and during such wind down, liquidation and dissolution, the Corporation shall be prohibited from making any new Investments, incurring any Indebtedness or making any dividends or other distributions to its stockholders, other than the Special Dividend and dividends and redemption payments payable to the Holders with respect to shares of Series B Preferred Stock.

5.	VOTING RIGHTS.

(a)
General. Except as otherwise provided herein or as required by applicable law, the holders of Series B Preferred Stock shall vote together with the holders of Voting Common Stock and any other securities properly issued by the Corporation that are entitled to vote together with the Voting Common Stock with respect to the matter to be voted upon as a single class on all matters submitted to a vote of the holders of Voting Common Stock, with each share of Series B Preferred Stock entitled to such number of votes as are equal to the number of whole shares of Common Stock into which such share of Series B Preferred Stock would then be convertible pursuant to Section 6(a) below, regardless of whether the shares of Series B Preferred Stock are then so converted.

(b)
Series B Preferred Stock Protective Provisions. Except with the prior vote or written consent of the Required Holders, the Corporation shall not, directly or indirectly, whether by merger, consolidation or otherwise:

(i)
amend, alter, waive or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation to alter or change the designations, rights, powers, preferences or privileges of the Holders of the Series B Preferred Stock in a manner adverse to the Holders of Series B Preferred Stock; or

(ii)
enter into any agreement or plan of merger or consolidation with any other entity, or engage in any merger or consolidation with any other entity, unless, upon the consummation of such consolidation or merger, the shares of Series B Preferred Stock shall (x) remain outstanding and unchanged, or (y) shall be converted into equity interests of the surviving entity that have the same relative designations, rights, powers, preferences and privileges provided for herein.

(c)	Preferred Directors.

(i)
At each election of directors, for so long as Juniper owns at least fifty percent (50%) of the number of shares of Series B-1 Preferred Stock issued to it on the Series B Original Issue Date (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar reorganization event affecting such shares), the holders of the Series B-1 Preferred Stock, voting as a single class, shall be entitled to elect one director (the “Series B-1 Director”). The Series B-1 Director, in order to be qualified as such, shall have been designated as a nominee for the position of Series

B-1 Director in a writing furnished by Juniper to the Corporation. Any vacancy in respect of the Series B-1 Director shall be filled solely by Juniper.

(ii)
At each election of directors, for so long as Singerman owns at least fifty percent (50%) of the number of shares of Series B-2 Preferred Stock issued to it on the Series B Original Issue Date (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar reorganization event affecting such shares), the holders of the Series B-2 Preferred Stock, voting as a single class, shall be entitled to elect one director (the “Series B-2 Director”). The Series B-2 Director, in order to be qualified as such, shall have been designated as a nominee for the position of Series B-2 Director in a writing furnished by Singerman to the Corporation. Any vacancy in respect of any Series B-2 Director shall be filled solely by Singerman.

(iii)
At each election of directors, for so long as either Juniper or Singerman owns at least fifty percent (50%) of the number of shares of Series B-1 Preferred Stock and Series B-2 Preferred Stock, respectively, issued to it on the Series B Original Issue Date (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar reorganization event affecting such shares), the holders of the Series B-1 Preferred Stock and Series B-2 Preferred Stock shall be entitled to elect, by majority vote of the holders of each such series of Series B Preferred Stock, one director who they believe in good faith would qualify as an “independent director” under the applicable rules of the NASDAQ Stock Market (the “Series B Director” and, together with the Series B-1 Director and Series B-2 Director, the “Preferred Directors”). The Series B Director, in order to be qualified as such, shall have been designated as a nominee for the position of Series B Director in a writing furnished to the Corporation by both Juniper and Singerman; provided, however, that (x) at any time Juniper ceases to own at least 50% of the number of shares of Series B-1 Preferred Stock issued to it on the Series B Original Issue Date and Singerman continues to own at least 50% of the number of shares of Series B-2 Preferred Stock issued to it on the Series B Original Issue Date (in each case subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar reorganization event affecting such shares), then the Series B Director, in order to be qualified as such, shall have been designated as a nominee for the position of Series B Director in a writing furnished to the Corporation by Singerman, and (y) at any time Singerman ceases to own at least 50% of the number of shares of Series B-2 Preferred Stock issued to it on the Series B Original Issue Date and Juniper continues to own at least 50% of the number of shares of Series B-1 Preferred Stock issued to it on the Series B Original Issue Date (in each case subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar reorganization event affecting such shares), then the Series B

Director, in order to be qualified as such, shall have been designated as a nominee for the position of Series B Director in a writing furnished to the Corporation by Juniper.
Any vacancy in respect of the Series B Director shall be filled solely by the mutual consent of Juniper and Singerman; provided, however, that (x) at any time Juniper ceases to own at least 50% of the number of shares of Series B-1 Preferred Stock issued to it on the Series B Original Issue Date and Singerman continues to own at least 50% of the number of shares of Series B-2 Preferred Stock issued to it on the Series B Original Issue Date (in each case subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar reorganization event affecting such shares), then such vacancy shall be filled solely by Singerman, (y) at any time Singerman ceases to own at least 50% of the number of shares of Series B-2 Preferred Stock issued to it on the Series B Original Issue Date and Juniper continues to own at least 50% of the number of shares of Series B-1 Preferred Stock issued to it on the Series B Original Issue Date (in each case subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar reorganization event affecting such shares), then such vacancy shall be filled solely by Juniper.

(iv)
Prior to each meeting of stockholders, the Corporation shall use its best efforts to cause the nomination of (A) a person designated in writing by Juniper as the Series B-1 Director, (B) a person designated in writing by Singerman as the Series B-2 Director, and (C) a person designated in writing by (1) the mutual consent of Juniper and Singerman for so long as each of Juniper and Singerman owns at least 50% of the number of shares of Series B-1 Preferred Stock and Series B-2 Preferred Stock issued to it on the Series B Original Issue Date (in each case subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar reorganization event affecting such shares), (2) Singerman, if at the time of such nomination Juniper has ceased to own at least 50% of the number of shares of Series B-1 Preferred Stock issued to it on the Series B Original Issue Date and Singerman continues to own at least 50% of the number of shares of Series B-2 Preferred Stock issued to it on the Series B Original Issue Date (in each case subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar reorganization event affecting such shares), or (3) Juniper, if at the time of such nomination Singerman has ceased to own at least 50% of the number of shares of Series B-2 Preferred Stock issued to it on the Series B Original Issue Date and Juniper continues to own at least 50% of the number of shares of Series B-1 Preferred Stock issued to it on the Series B Original Issue Date (in each case subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar reorganization event affecting such shares).

(d)    CEO Director. Subject to the provisions of this Section 5(d), one director, to be qualified as such, must be the Chief Executive Officer of the Corporation. If a vacancy shall occur in the office of the Board held by the Chief Executive Officer, the Required Holders may appoint a person to fill such vacancy and such replacement director (the “non-CEO replacement director”) shall continue to be qualified as such until a replacement Chief Executive Officer has been duly hired by the Corporation, at which time the non-CEO replacement director shall automatically be disqualified and shall cease to serve on the Board.
(e)     Removal of Preferred Directors. A Preferred Director may be removed with or without cause by, and only by, the affirmative vote of the holder or holder(s) of not less than a majority of the voting power of all outstanding shares of the series of capital stock of the Corporation entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of such stockholder(s).
(f)    Committees.

(i)
Each of the audit committee and compensation committee of the Board shall be comprised of three (3) members of the Board, one of whom shall be the Series B Director and two (2) of whom shall be directors who qualify as “independent directors” in accordance with the applicable rules of the NASDAQ Stock Market, and the Investment Committee shall be comprised of three (3) directors of the Board, one of whom shall be the Series B-1 Director, one of whom shall be the Series B-2 Director and the other of whom shall be the director who meets the qualification of serving as the Chief Executive Officer of the Corporation.

(ii)
The presence of two (2) of the three (3) members authorized to serve on the Investment Committee shall be necessary to establish a quorum for any meeting of the Investment Committee, and every action brought before a vote of the Investment Committee shall be approved by a majority of total number of votes cast by all members of the Investment Committee present at such meeting, and each such member shall have one vote on each such matter, subject to the following:

(1)
at any time that no Final Noncompliance Event (as defined below) has occurred and is continuing, for all actions taken by the Investment Committee, (x) the presence of the director who then serves as the Chief Executive Officer of the Corporation shall be required to establish a quorum for any meeting of the Investment Committee and (y) such director shall have one vote and each Preferred Director serving on the Investment Committee shall have ½ vote; provided, that if, at any meeting of the Investment Committee, the Investment Committee is asked to act upon an Investment for which a Preferred Director has an Affiliate that would receive an origination fee in connection with such Investment, such Preferred Director shall be deemed disqualified with respect to the deliberations and vote of the Investment Committee on such Investment but shall otherwise be entitled to participate in such meeting and to vote on any other matters brought before the Investment Committee at such meeting; and, in such case, such Preferred Director shall automatically be constituted as a committee of the Board with the sole power to select one of the independent directors to replace such Preferred Director on the Investment Committee for purposes of the deliberations and vote of the Investment Committee on such Investment.

(2)
Notwithstanding the foregoing, if at any time that no Final Noncompliance Event has occurred and is continuing, (x) the Chief Executive Officer of the Corporation submits a written proposal for one or more Investments to the Investment Committee, accompanied by an investment proposal package relating to such proposed Investment, including all material terms and conditions relating to such proposed Investment, and all relevant supporting information relating thereto for the Investment Committee to evaluate the proposed Investments, (y) in such submission the Chief Executive Officer of the Corporation requests the Investment Committee’s approval of resolutions authorizing such proposed Investments by unanimous written consent (which request shall include the form of action by unanimous written consent of the Investment Committee) or by a vote of the Investment Committee at a duly called and convened meeting thereof (which meeting shall be scheduled for a date set forth in such notice that is at least five (5) Business Days after the Investment Notice Date and that is selected after the Chief Executive Officer has used his reasonable efforts to accommodate the scheduling requests of the other members of the Investment Committee), and (z) (I) in the case of resolutions proposed for action by unanimous written consent, by 5:00 p.m., Pacific time, on the fifth (5th) Business Day after the Investment Notice Date, neither of the Preferred Directors has executed and delivered to the Chief Executive Officer (whether by electronic consent or otherwise) the form of consent in respect of the proposed Investment(s), and (II) in the case of resolutions proposed for action at a meeting of the Investment Committee so called by such notice, neither of the Preferred Directors serving on the Investment Committee was present at such meeting, then the Chief Executive Officer may, upon written notice to the Investment Committee given by electronic transmission, call a meeting of the Investment Committee for the purpose of considering such Investments on not less than twenty-four (24) hours’ notice(the "Reconvened Meeting"), and the presence of the Chief Executive Officer, if the Chief Executive Officer then serves as a director, shall constitute a quorum at the Reconvened Meeting. The members of the Investment Committee shall be entitled to participate in any meeting of the Investment Committee, including any Reconvened Meeting, in person or by means of conference telephone. For purposes of this Section 5(f)(ii)(2), for all actions taken by the Investment Committee at a Reconvened Meeting, (x) the presence of the director who then serves as the Chief Executive Officer of the Corporation shall be required to establish a quorum for any meeting of the Investment Committee and (y) such director shall have one vote and each Preferred Director serving on the Investment Committee shall have ½ vote.
(g)    Additional Covenants.

(i)
At any time that the Corporation is not subject to the reporting requirements of Section 13 and Section 15 of the Exchange Act, if the Corporation is not otherwise voluntarily filing annual, quarterly and current reports required thereunder, the Corporation shall deliver to all Holders reports that the Corporation would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if the Corporation were subject to such provisions within the same timeframes such reports would be required to be filed with the SEC if the Corporation were subject to the reporting requirements of Section 13 or 15 of the Exchange Act. In addition to the foregoing, the Holders shall be entitled to receive the information specified in Section 1.1.1 of SCHEDULE 1 hereof.

(ii)
At any time when either Juniper or Singerman holds at least forty percent (40%) of the number of shares of Series B-1 Preferred Stock or Series B-2 Preferred Stock, respectively, issued to it on the Series B Original Issue Date (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar reorganization event affecting such shares), the Corporation shall comply in all respects with each of the Operating Covenants and other terms and conditions set forth in SCHEDULE 1 hereto. SCHEDULE 1 hereto is incorporated by reference herein to this Certificate of Designation. Without limiting the foregoing and any other remedy available with respect to any breach thereof, any act or transaction that requires the prior vote or written consent of the Required Holders pursuant to any provision of SCHEDULE 1 shall be null and void ab initio, and of no force or effect, unless such vote or consent has duly been given or obtained.

6.	OPTIONAL CONVERSION. At any time after the Series B Original Issue Date, any Holder may cause the conversion of all or a portion of its shares of Series B Preferred Stock as follows:

(a)
Conversion Ratio. At the Conversion Time (as defined below), each outstanding share of Series B Preferred Stock shall, without the payment of additional consideration by the Holder thereof, convert into the number of fully paid and non-assessable shares of Common Stock as is determined by dividing (i) the sum of (a) the Original Price, plus (b) all Dividends accrued and unpaid thereon, whether or not declared, by (ii) the Conversion Price (as defined below) in effect at the Conversion Time. The “Conversion Price” shall initially be equal to the Original Price. The Conversion Price, and the rate at which shares of Series B Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

(b)
Termination of Conversion Rights. In the event a Redemption Notice is delivered pursuant to Section 8, the rights to convert shares of Series B Preferred Stock designated for redemption into Common Stock (the “Conversion Rights”) shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not fully paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full. In the event of a Liquidation Event or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable upon the occurrence of such event to the Holders; provided, that, a Holder may elect to exercise its Conversion Rights conditioned upon, and subject to, the closing or occurrence of such Liquidation Event or Deemed Liquidation Event.

(c)
Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock. In lieu of any fractional shares to which the Holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as reasonably determined by the Board. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series B Preferred Stock the Holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

(d)	Mechanics of Conversion.

(i)
Notice of Conversion. In order for a Holder to convert all or a portion of the outstanding shares of Series B Preferred Stock into shares of Common Stock, the Holder shall surrender a certificate or certificates representing the shares of Series B Preferred Stock it desires to convert (or, if the Holder certifies under penalty of perjury that such Holder’s certificate(s) has(ve) been lost, stolen or destroyed, a completed lost certificate affidavit attached hereto as Exhibit A (“Lost Certificate”)), together with a completed and executed share exchange form attached hereto as Exhibit B (“Exchange Form”). The Exchange Form must be signed by the Holder and the signature(s) must correspond with the name(s) as written on the face of the certificate(s) without alteration or enlargement or any change whatsoever. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the Holder or its attorney duly authorized in writing. The close of business on the date of receipt by the Corporation of such certificate(s) (or Lost Certificate(s)) and Exchange Form(s) shall be the time of conversion (the “Conversion Time”). As soon as practicable after the Conversion Time and the surrender of the certificate or certificates (or Lost Certificate) for Series B Preferred Stock, the Corporation shall issue and deliver to such Holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Section 6(c) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment, out of funds legally available therefor, of all declared but unpaid dividends to the Holder of such shares so converted; provided, that, such payment shall not occur until the payment date fixed by the Board for the dividend so declared and such payment shall not be made unless such Holder was the holder of record of Series B Preferred Stock as of the record date fixed for such dividend. Such converted Series B Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series B Preferred Stock accordingly.

(ii)
Reservation of Shares. The Corporation shall at all times when the Series B Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series B Preferred Stock into Common Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series B Preferred Stock into Common Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in the Corporation’s best efforts to seek to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series B Preferred Stock into Common Stock, the Corporation will take any commercially reasonable corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Conversion Price.

(iii)
Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of the shares of Series B Preferred Stock to Common Stock pursuant to this Section 6. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series B Preferred Stock so converted to Common Stock were registered, and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Corporation the full amount of any such tax (together with any interest or penalties thereon) or has established, to the satisfaction of the Corporation in the Corporation’s sole discretion, that such tax (together with any interest or penalties thereon) has been paid.

(e)	Adjustments to Conversion Price for Diluting Issues.

(i)	Deemed Issue of Additional Shares of Common Stock.

(1)
If the Corporation at any time or from time to time after the Series B Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Voting Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(2)
If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price pursuant to the terms of Section 6(e)(ii), are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Voting

Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (2) shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(3)
If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price pursuant to the terms of Section 6(e)(ii) (either because the consideration per share (determined pursuant to Section 6(e)(iii)) of the Additional Shares of Common Stock subject thereto was equal to or greater than the greater of the Conversion Price then in effect and the Common FMV at such time, or because such Option or Convertible Security was issued before the Series B Original Issue Date), are revised after the Series B Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Voting Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(4)
Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price pursuant to the terms of Section 6(e)(ii), the Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(5)
If the number of shares of Voting Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price provided for in this Section 6(e)(i) shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (2) and (3) of this Section 6(e)(i)). If the number of shares of Voting Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Conversion Price that would result under the terms of this Section 6(e)(i) at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Conversion Price that such issuance or amendment took place at the time such calculation can first be made. No adjustment pursuant to this Section 6(e) shall be made if such adjustment would result in an increase in the Conversion Price.

(ii)
Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 6(e)(i)), without consideration or for a consideration per share less than either the Conversion Price or the Common FMV in effect immediately prior to such issue (the foregoing a “Dilutive Issuance”), then the Conversion Price shall be reduced to an amount equal to “CP1” below:

CP1 =	CCP x	OB + (AC / AP)
-----------------------------
OA

CCP = the Conversion Price in effect immediately prior to such Dilutive Issuance
AP = the Conversion Price in effect immediately prior to such Dilutive Issuance or the Common FMV, whichever is greater
OB = the number of shares of Voting Common Stock Deemed Outstanding immediately prior to such Dilutive Issuance
AC = the aggregate consideration, if any, received by the Corporation upon such Dilutive Issuance
OA = the number of shares of Voting Common Stock Deemed Outstanding immediately after such Dilutive Issuance.

(iii)	Determination of Consideration. For purposes of this Section 6(e), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(1)	Cash and Property: Such consideration shall:

a.	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

b.
insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as reasonably determined by the Board and consented to in writing by the Required Holders;

c.
in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both cash and property other than cash, be the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as applicable, as reasonably determined by the Board and consented to in writing by the Required Holders; and

d.	in all cases where the Additional Shares of Common Stock issued or deemed to have been issued are not Common Stock, be adjusted to reflect the relative value of such Additional

Shares of Common Stock and the Common Stock, as reasonably determined by the Board and consented to in writing by the Required Holders.

(2)
Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 6(e)(ii) relating to Options and Convertible Securities, shall be determined by dividing

a.
the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

b.
the maximum number of shares of Voting Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

(iv)
Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price pursuant to the terms of Section 6(e)(iii), and such issuance dates occur within a period of no more than ninety (90) days from the first such issuance to the final such issuance, then, upon the final such issuance, the Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

(f)
Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time effect a subdivision of the outstanding Voting Common Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series B Preferred Stock shall be increased in proportion to such increase in the aggregate number of shares of Voting Common Stock outstanding. If the Corporation shall at any time or from time to time combine the outstanding shares of Voting Common Stock, the Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of Series B Preferred Stock shall be decreased in proportion to such decrease in the aggregate number of shares of Voting Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

(g)
Adjustment for Merger or Reorganization, etc. Subject to the provisions of Section 4(d), if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation (other than a Deemed Liquidation Event) in which the Voting Common Stock (but not the Series B Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Section 6(e)), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series B Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series B Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as reasonably determined by the Board and consented to in writing by the Required Holders) shall be made in the application of the provisions in this Section 6 with respect to the rights and interests thereafter of the Holder, to the end that the provisions set forth in this Section 6 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series B Preferred Stock.

Notwithstanding anything in this Certificate of Designation to the contrary, in the event a holder of Series B Preferred Stock is entitled to receive any consideration other than shares of capital stock of the Corporation upon the conversion of one or more shares of Series B Preferred Stock pursuant to this Section 6, such consideration shall be deemed to be paid as a redemption of Series B Preferred Stock and shall be paid only out of funds legally available therefor.

(h)
Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 6, the Corporation at its expense shall, as promptly as reasonably practicable, but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series B Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any Holder (but in any event not later than twenty (20) days thereafter), furnish or cause to be furnished to such Holder a certificate setting forth (i) the Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series B Preferred Stock.

(i)	Notice of Record Date. In the event:

(i)
the Corporation shall take a record of the holders of its Voting Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series B Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(ii)	of any capital reorganization of the Corporation, any reclassification of the Voting Common Stock of the Corporation, or any Deemed Liquidation Event; or

(iii)
of a Liquidation Event or a Deemed Liquidation Event; then, and in each such case, the Corporation will send or cause to be sent to the Holders a written notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, Deemed Liquidation Event or Liquidation Event is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Voting Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Series B Preferred Stock) shall be entitled to exchange their shares of Voting Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, Deemed Liquidation Event or Liquidation Event, and the amount per share and character of such exchange applicable to the Series B Preferred Stock and the Voting Common Stock. Such written notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such written notice.

7.	AUTOMATIC CONVERSION.

(a)
Trigger Events. Upon the closing of a sale of shares of Common Stock at a price equal to or greater than two and a quarter times (2.25x) the Original Price (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Voting Common Stock), in a firm-commitment underwritten public offering and listing of the Common Stock on a national securities exchange, pursuant to an effective registration statement under the Securities Act, resulting in at least seventy-five million dollars ($75,000,000) of gross proceeds to the Corporation (the time of such closing is referred to herein as the “Automatic Conversion Time”), (x) all outstanding shares of Series B Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective Conversion Price, and (y) such shares may not be reissued by the Corporation.

(b)
Procedural Requirements. All Holders shall be sent written notice of the Automatic Conversion Time at least ten (10) days prior to the effectiveness thereof and the place designated for automatic conversion of all such shares of Series B Preferred Stock pursuant to this Section 7. Upon receipt of such notice, each Holder shall surrender his, her or its certificate or certificates for all such shares (or, if such Holder alleges that such certificate has been lost, stolen or destroyed, a completed Lost Certificate) to the Corporation at the place designated in such written notice. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered Holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Series B Preferred Stock converted pursuant to Section 7(a), including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Automatic Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or Lost Certificate) therefor, to receive the items provided for in the next sentence of this Section 7(b). As soon as practicable after the Automatic Conversion Time and the surrender of the certificate or certificates (or Lost Certificate) for Series B Preferred Stock, the Corporation shall issue and deliver to such Holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Section 6(c) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment, out of funds legally available therefor, of all declared but unpaid dividends to the holder of such shares so converted; provided, that, such payment shall not occur until the payment date fixed by the Board for the dividend so declared and such payment shall not be made unless such holder was the holder of record of Series B Preferred Stock as of the record date fixed for such dividend. Such converted Series B Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series B Preferred Stock accordingly.

8.	REDEMPTION

(a)
Redemption Upon Noncompliance Event. The Corporation shall promptly, but in no event later than five (5) Business Days after a Noncompliance Event, notify the Holders in writing of the occurrence of a Noncompliance Event. Upon the occurrence of a Noncompliance Event, the Required Holders may require the Corporation to redeem, out of funds legally available therefor, all shares of Series B Preferred Stock at a price (the “Noncompliance Redemption Price”) equal to the greater of (i) one hundred fifty percent (150%) of the sum of (x) the Original Price per share, plus (y) any Dividends accrued and unpaid thereon, whether or not declared, until redeemed, and (ii) the sum of (x) the Per Share Book Value per share as of the date of such redemption, plus (y) any Dividends accrued and unpaid thereon, whether or not declared, until redeemed, on the twentieth (20th) day after receipt of a written notice from such Required Holders requesting such redemption (a “Noncompliance Redemption Demand”) (the date of such redemption being referred to as “Noncompliance Redemption Date”). On the Noncompliance Redemption Date, the Corporation shall redeem all shares of Series B Preferred Stock owned by each Holder. If the Corporation does not have sufficient funds available to redeem all shares of Series B Preferred Stock of Holders to be redeemed on the Noncompliance Redemption Date, Corporation shall redeem a Pro Rata Portion of each Holder’s shares of Series B Preferred Stock out of any available funds, and shall redeem the remaining shares of Series B Preferred Stock as soon as practicable after the Corporation has available funds, and (i) Dividends shall continue to accrue on such unredeemed shares at the Applicable Rate per annum until redeemed, and (ii) all designations, rights, powers, preferences and privileges of the Series B Preferred Stock shall remain in full force and effect until redeemed.

(b)
Required Redemption. At any time after July 24, 2019, each Holder may require the Corporation to redeem, out of funds legally available therefor, all shares of Series B Preferred Stock held by such Holder at a price (the “Required Redemption Price”) equal to the greater of (i) one hundred fifty percent (150%) of the sum of (x) the Original Price per share, plus (y) any Dividends accrued and unpaid thereon, whether or not declared, until redeemed, and (ii) the sum of (x) the Per Share Book Value per share as of the date of such redemption, plus (y) any Dividends accrued but unpaid thereon, whether or not declared, until redeemed, on the thirtieth (30th) day after receipt of a written notice from such Holder requesting such redemption (a “Required Redemption Demand”) (the date of such redemption being referred to as a “Required Redemption Date”). On such Required Redemption Date, the Corporation shall redeem all shares of Series B Preferred Stock held by such Holder. To the extent that the Corporation does not redeem any shares of Series B Preferred Stock as required by the preceding sentence, (i) Dividends shall continue to accrue on such shares of the Series B Preferred Stock at the Applicable Rate per annum, whether or not declared, until all such shares are redeemed, and (ii) all rights of the Series B Preferred Stock shall remain in full force and effect until redeemed. If the Corporation does not have sufficient funds available to redeem all shares of Series

B Preferred Stock of Holders to be redeemed on the Required Redemption Date, the Corporation shall redeem a Pro Rata Portion of each Holder’s shares of Series B Preferred Stock out of any available funds, and shall redeem the remaining shares of Series B Preferred Stock as soon as practicable after the Corporation has available funds (which Series B Preferred Stock not so redeemed shall continue to accrue Dividends).

(c)
Optional Redemption. If at any time a Holder holds less than fifteen percent (15%) of the number of shares of Series B Preferred Stock issued to it on the Series B Original Issue Date (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar reorganization event affecting such shares), the Corporation may elect to redeem from such Holder, out of funds legally available therefor, all shares of Series B Preferred Stock held by such Holder at a price (the “Optional Redemption Price”) equal to the greater of (i) one hundred fifty percent (150%) of the sum of (x) the Original Price per share, plus (y) any Dividends accrued and unpaid thereon, whether or not declared, until redeemed, and (ii) the sum of (x) the Per Share Book Value per share as of the date of such redemption, plus (y) any Dividends accrued and unpaid thereon, whether or not declared, until redeemed, on the thirtieth (30th) day after receipt of a written notice from the Corporation to such Holder of such redemption (an “Optional Redemption”) (the date of such redemption being referred to as a “Optional Redemption Date”). On such Optional Redemption Date, the Corporation shall redeem all shares of Series B Preferred Stock held by such Holder.

(d)
Redemption Notice. The Corporation shall send written notice of any Noncompliance Redemption Demand, Required Redemption Demand, or Optional Redemption, as applicable (in each case, a “Redemption Notice”), to each Holder not more than ten (10) days after a Noncompliance Redemption Demand or less than thirty (30) days prior to the Required Redemption Date or Optional Redemption Date, as applicable. The Redemption Notice to each Holder shall state:

(i)
the number of shares of Series B Preferred Stock held by such Holder that the Corporation shall redeem on the Noncompliance Redemption Date or the Optional Redemption Date, as applicable, or that the Holder may require the Corporation to redeem on the Required Redemption Date (in each case, a “Redemption Date”), as applicable;

(ii)
the Noncompliance Redemption Date, the Required Redemption Date, or the Optional Redemption Date, as applicable, and the Noncompliance Redemption Price, the Required Redemption Price, or the Optional Redemption Price, as applicable;

(iii)	the date upon which the Holder’s right to convert such Series B Preferred Stock will terminate if tendered for redemption (as determined in accordance with Section 6(b)); and

(iv)
that the Holder is to surrender to the Corporation, in the manner and at the place designated by the Corporation, his, her or its certificate or certificates representing the shares of Series B Preferred Stock to be redeemed.

(e)
Surrender of Certificates; Payment. On or before a Redemption Date, each Holder of shares of Series B Preferred Stock to be redeemed on the Redemption Date, unless such Holder has exercised his, her or its right to convert such shares of Series B Preferred Stock as provided in Section 6, shall surrender the original certificate or original certificates representing such shares of Series B Preferred Stock (or, if such registered Holder certifies under penalty of perjury that such original certificate has been lost, stolen or destroyed, a completed Lost Certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Noncompliance Redemption Price, the Required Redemption Price, or the Optional Redemption Price, as applicable, for such shares of Series B Preferred Stock shall be payable to the Holder whose name appears on such original certificate or certificates as the owner thereof. In the event less than all of the shares of Series B Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Series B Preferred Stock shall promptly be issued to such Holder.

(f)
Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date, the Noncompliance Redemption Price, the Required Redemption Price, or the Optional Redemption Price, as applicable, payable upon redemption of the shares of Series B Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor, then notwithstanding that the certificates evidencing any of the shares of Series B Preferred Stock so called for redemption shall not have been surrendered, Dividends with respect to such shares of Series B Preferred Stock shall cease to accrue after such Redemption Date, and all rights with respect to such shares of Series B Preferred Stock shall forthwith after the Redemption Date terminate, except only the right of the Holders to receive the Noncompliance Redemption Price, the Required Redemption Price, or the Optional Redemption Price, as applicable, without interest upon surrender of their certificate or certificates therefor.

9.
REDEEMED OR OTHERWISE ACQUIRED SHARES. Any shares of Series B Preferred Stock that are redeemed or otherwise acquired by the Corporation shall be automatically and immediately retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of Subsidiaries may exercise any voting or other rights granted to the Holders following redemption.

10.
PREEMPTIVE RIGHTS. Each Holder that owns 10% or more of the outstanding shares of Series B Preferred Stock at the time of any future issuance of equity capital stock of the Corporation shall have the preemptive right to purchase shares of equity capital stock of the Corporation issued in connection with such issuance in proportion to its Pro Rata Share;

provided, however, that such preemptive rights shall not be available to any Holder for issuances of Exempted Securities or Voting Common Stock issued as consideration in connection with any merger or acquisition involving the Corporation.

11.
TRANSFERABILITY. No Holder shall be entitled to Transfer (as defined on Schedule 1 to this Certificate of Designation) shares of Series B Preferred Stock to any Person unless such Transfer has been approved by the Board, which approval shall not be unreasonably withheld or delayed by the Board. For the avoidance of doubt, it shall not be deemed to be unreasonable for the Board to withhold its consent with respect to any Transfer that will, as determined by the Board in its sole and absolute discretion, result in (i) an ownership change as determined pursuant to Section 382 of the Code, and (ii) a material adverse effect on the value and utility of the built-in tax losses of the Corporation and the Subsidiaries. Any purported Transfer in violation of this Section 11 shall be null and void ab initio.

12.
WAIVER. No designations, rights, powers, preferences or privileges or other terms of the Series B-1 Preferred Stock or Series B-2 Preferred Stock set forth herein may be waived with respect to any shares of the Series B-1 Preferred Stock or Series B-2 Preferred Stock, respectively, unless waived specifically in each instance by the Holder thereof, and then such waiver shall be effective only in the specific instance, and for the purpose, for which given.

13.
CORPORATION MAY NOT REQUIRE REDEMPTION OR CONVERSION. The Corporation shall not have the right to redeem or convert (or cause the redemption or conversion of) any shares of the Series B Preferred Stock, other than (i) an automatic conversion as set forth in Section 7(a), (ii) a redemption following either a Noncompliance Redemption Demand or a Required Redemption Demand, or (iii) an Optional Redemption pursuant to Section 8(c).

14.
NOTICES. The Corporation shall provide each Holder with prompt written notice of all material actions taken by the Corporation pursuant to the terms of this Certificate of Designation, including in reasonable detail a description of such action, excluding any action taken by any Holder; provided, however, that the provision by the Corporation to any Holder of written notice of an action required by the Corporation in accordance with any other notice requirements set forth in this Certificate of Designation with regard to such action by the Corporation shall constitute prompt written notice for purposes of this Section 14. Unless otherwise provided herein, all notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted or desired to be given by the Corporation to any Holder under this Certificate of Designation shall be in writing and shall be sent by facsimile (with answer back acknowledged) or by registered or certified mail, postage prepaid, return receipt requested, or delivered by hand or by reputable overnight courier, addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 14. Any Notice shall be deemed to have been received: (a) three (3) days after the date such Notice is mailed, (b) on the date of sending by facsimile if sent during business hours on a Business Day (otherwise on the next Business Day), (c) on the date of delivery by hand if delivered during business hours on a Business Day (otherwise on the next Business Day), and (d) on the next Business Day if sent by an overnight commercial courier, in each case addressed to the parties as follows:
If to the Holders at the address for each Holder on the records of the Corporation.
If to the Corporation:
IMH Financial Corporation
4900 N. Scottsdale Rd #5000
Scottsdale, Arizona 85251
Attention: Mr. Lawrence Bain, President
Facsimile No. (602) 391-2481
with a copy to:
Polsinelli PC
One East Washington
Suite 1200
Phoenix, AZ 85004
Attn: Jonathan T. Brohard, Esq.
Facsimile No. (602) 264-7033
The Corporation or any Holder may change the address to which any such Notice is to be delivered by furnishing ten (10) days written notice of such change to the other party in accordance with the provisions of this Section 14. Notices shall be deemed to have been given on the date as set forth above, even if there is an inability to actually deliver any such Notice because of a changed address of which no Notice was given, or there is a rejection or refusal to accept any Notice offered for delivery. Notice for the Corporation or any Holder may be given by its respective counsel.

15.
SERIES B PREFERRED STOCK REGISTER. The Corporation shall maintain at its principal executive offices (or such other office or agency of the Corporation as it may designate by notice to the Holders), a register for the Series B Preferred Stock, in which the Corporation shall record the name, address and facsimile number of the Persons in whose name the shares of Series B Preferred Stock have been issued, as well as the name and address of each transferee pursuant to any transfer permitted under this Certificate of Designation. The Corporation may treat the Person in whose name any Series B Preferred Stock is registered on the register as the owner and Holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers permitted under this Certificate of Designation.

16.
HOLDER MATTERS. Any Holder action, approval or consent required, desired or otherwise sought by the Corporation pursuant to the DGCL may be effected by written consent of the Holders or at a duly called meeting of the Holders, all in accordance with the applicable rules and regulations of the DGCL.

17.
DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Conversion Price, Common FMV or Per Share Book Value (as the case may be) or the Noncompliance Redemption Price, the Required Redemption Price, or the Optional Redemption Price, as applicable, the Corporation or the applicable Holder (as the case may be) shall submit to the other party the disputed determinations or arithmetic calculations (as the case may be) via facsimile or e-mail (i) within seven (7) Business Days after receipt of the applicable notice giving rise to such dispute to the Corporation or such Holder (as the case may be) or (ii) if no notice gave rise to such dispute, at any time after such Holder learned of the circumstances giving rise to such dispute (including, without limitation, as to whether any issuance or sale or deemed issuance or sale was an issuance or sale or deemed issuance or sale of Exempted Securities). If such Holder and the Corporation are unable to agree upon such determination or calculation within seven (7) Business Days of such disputed determination being submitted to the Corporation or such Holder (as the case may be), then the Corporation shall, within two (2) Business Days, submit via facsimile or e-mail (a) the disputed determination of the Conversion Price, Common FMV or Per Share Book Value (as the case may be) to an independent, national or regional investment bank, with demonstrated expertise in the issue at question, mutually selected by such Holder and the Corporation or (b) any redemption price to an independent, national or regional outside accountant, with demonstrated expertise in the issue at question (other than the Corporation’s or such Holder’s independent, outside accountant). If the Corporation and the Holder are unable to agree upon an investment bank or accountant (as the case may be), each party shall select one investment bank or accountant (as the case may be), and then the two investment banks or accountants (as the case may be) so selected shall select the investment bank or accountant (as the case may be) meeting the required criteria, which third investment bank or accountant (as the case may be) shall be the one who determines the issue at question. The Corporation shall pay the expense of retaining the investment bank or the accountant (as the case may be) to perform the determinations or calculations (as the case may be) and the Corporation shall cause such investment bank or accountant (as the case may be) to notify the Corporation and such Holder of the results no later than twenty (20) Business Days from the time the Corporation receives such disputed determinations; provided, however, if one of the party’s determination with respect to the price or value in question is more than ten percent (10%) off of the price or value ultimately determined by the investment bank or accountant (as the case may be) to be the correct price or value (the “Non-Prevailing Party”) and the other party’s determination with respect to the price or value in question is not more than ten percent (10%) off of the price or value ultimately determined by the investment bank or accountant to be the correct price or value (the “Prevailing Party”), then the Non-Prevailing Party shall pay the entire expense of retaining the investment bank or accountant (as the case may be). Such investment bank’s or accountant’s determination shall be binding upon all parties absent demonstrable error or fraud. For purposes of this Section 17, a “dispute” shall be deemed to have occurred if any determination by the Board of the Conversion Price, Common FMV or Per Share Book Value (as the case may be) or the Noncompliance Redemption Price, the Required Redemption Price, or the Optional Redemption Price, as applicable, has not been consented to in writing by the Required Holders, if such consent is required, within seven (7) Business Days after the Corporation has notified the Required Holders of any such determination.

18.    MISCELLANEOUS
(a)    Governing Law. This Certificate of Designation shall be interpreted in accordance with the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by such laws.
(b)    Section References. Unless otherwise stated herein, references to sections appearing in this Certificate of Designation, including any document attached or appended hereto, shall be deemed to be references to sections of this Certificate of Designation.
(c)    Severability of Provisions. Each provision of this Certificate of Designation shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Certificate of Designation which are valid, enforceable and legal.
THIRD: This Certificate of Designation shall be effective 10:00 a.m. (Eastern Time) on July 24, 2014.
IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation on behalf of the Corporation as of July 24, 2014.

IMH FINANCIAL CORPORATION
By:	/s/ Steven T. Darak
Name: Steven T. Darak
Title: Chief Financial Officer

[Signature Page to Series B Preferred Stock Certificate of Designation]

APPENDIX

Definitions
For purposes of the Series B Preferred Stock, the following terms shall have the meanings indicated:
“Additional Dividends” shall have the meaning set forth in Section 3(d).
“Additional Shares of Common Stock” shall mean all shares of Voting Common Stock issued (or, pursuant to Section 6(e)(i), deemed to be issued) by the Corporation after the Series B Original Issue Date, other than the Exempted Securities.
“Affiliate” shall mean, as to any specified Person, any other Person that (a) directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified and/or (b) is the spouse, issue or parent of the Person specified or of an Affiliate of such spouse, issue or parent. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of such Person, whether through ownership of voting securities, by contract or otherwise.
“Annual Budget” shall mean the operating and capital budget for operation of the Corporation’s and Subsidiaries’ business and for each Individual Property or Mortgage Loan setting forth, on a month-by-month basis, in reasonable detail, the annual business plan and each line item of the Corporation’s and Subsidiaries’ good faith estimate of anticipated Gross Revenue, Operating Expenses and Capital Expenditures for the applicable Fiscal Year with respect to such annual business plan.
“Applicable Rate” shall mean eight percent (8%) of the Original Price per annum, which rate shall increase to thirteen percent (13%) of the Original Price per annum immediately upon the occurrence of a Noncompliance Event and, in the event that a Noncompliance Event remains uncured for a period of 180 days following a Noncompliance Redemption Demand relating thereto, such rate shall increase immediately to eighteen percent (18%) of the Original Price per annum.
“Approved Annual Budget” shall have the meaning set forth in Section 1.1.1 of SCHEDULE 1.
“Automatic Conversion Time” shall have the meaning set forth in Section 7(a).
“Bain Employment Agreement” shall mean shall mean that certain Executive Employment Agreement, dated as of the Closing Date, by and between the Corporation and Lawrence D Bain.

“Bain Stock Grant” shall mean the restricted stock award agreement, dated July 24, 2014 granting Lawrence D. Bain 850,000 shares of Common Stock.
“Board” shall have the meaning set forth in the Preamble of this Certificate of Designation.
“Business Day” shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.
“Capital Expenditures” for any period shall mean amounts expended for replacements and alterations to an Individual Property and required to be capitalized according to GAAP.
“Certificate of Designation” shall have the meaning set forth in the Preamble of this Certificate of Designation.
“Certificate of Incorporation” shall have the meaning set forth in the Preamble of this Certificate of Designation.
“Class B Common Stock” shall mean the shares of “Class B Common Stock”, par value $0.01 per share, of the Corporation
“Closing Date” shall mean the date hereof.
“Code” shall mean the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.
“Common Dividend Conditions” shall mean, as of any date of declaration of dividends by the Corporation: (i) such dividends are duly approved by the Board, (ii) a Noncompliance Event does not exist, (iii) the Corporation is not in default of any Indebtedness, and (iv) with respect to any such dividend payable after March 31, 2015, the Corporation has had EBITDA of greater than $12 million in the aggregate over the four (4) most recently completed fiscal calendar quarters.
“Common Stock” shall mean the shares of “Common Stock”, par value $0.01 per share, of the Corporation.
“Common FMV” shall mean, as of any date, the fair market value of a share of Common Stock as of such date as reasonably determined by the Board and consented to in writing by the Required Holders.
“Consultancy Agreement” shall mean that certain Consultancy Agreement, dated as of the Closing Date, by and between the Corporation and JCP Realty Advisors, LLC, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time by a writing executed by the parties thereto, but in any such case, subject to the limitations of Sections 1.1.3 and 1.1.8 of SCHEDULE 1.
“Conversion Price” shall have the meaning set forth in Section 6(a).
“Conversion Rights” shall have the meaning set forth in Section 6(b).
“Conversion Time” shall have the meaning set forth in Section 6(d)(i).
“Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Voting Common Stock, but excluding Options.
“Corporation” shall have the meaning set forth in the Preamble of this Certificate of Designation.
“Darak Stock Grant” shall mean the restricted stock award agreement, dated July 24, 2014 granting Steven Darak 250,000 shares of Common Stock.
“Darak Term Sheet” shall mean that certain Memorandum of Understanding between the Company and Steven Darak, dated July 23, 2014.
“Deemed Liquidation Event” shall have the meaning set forth in Section 4(d).
“DGCL” shall have the meaning set forth in the Preamble of this Certificate of Designation.
“Dilutive Issuance” shall have the meaning set forth in Section 6(e)(ii).
“dispute” shall have the meaning set forth in Section 17.
“Dividends” shall have the meaning set forth in Section 3(a).
“EBITDA” means, for any period, Net Income before income taxes, interest, depreciation, amortization, gains or losses on sales of operating real estate and marketable securities, any provision or benefit for income taxes, noncash impairment charges, and gains or losses on extraordinary items in accordance with GAAP and gains or losses on early extinguishment of debt, plus an amount equal to stock-based compensation expenses incurred during such period that were duly approved by the compensation committee of the Board and any other non-cash expenses incurred during such period, in each case for which the Board has unanimously agreed to adjust EBITDA for purposes of this Certificate of Designation.
“Equity Incentive Plan” shall mean the 2010 IMH Financial Corporation Employee Stock Incentive Plan.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Form” shall have the meaning set forth in Section 6(d)(i).
“Exempted Securities” shall mean the following:

(i)	shares of Voting Common Stock, Options or Convertible Securities issued as a dividend or distribution on Series B Preferred Stock;

(ii)
shares of Voting Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Voting Common Stock that is covered by Sections 6(f) or 6(g);

(iii)	Options granted to employees or directors of, or consultants or advisors to, the Corporation or any Subsidiaries pursuant to the Equity Incentive Plan;

(iv)	the ITH Warrant;

(v)	the Bain Stock Grant;

(vi)	the Darak Stock Grant;

(vii)	the Juniper Warrant;

(viii)	the Meris Option; or

(ix)
shares of Voting Common Stock actually issued upon the exercise of Options or shares of Voting Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security.

“Extraordinary Expense” shall mean, with respect to any Fiscal Year, any operating expense in excess of $250,000 or capital expenditure in excess of $250,000 that was not set forth in the Approved Annual Budget for such Fiscal Year.
“Final Noncompliance Event” shall mean either: (1) any matter described in subparts (i), (iii), (iv), (v), (vi), (vii) or (viii) of the definition of “Noncompliance Event” herein; or (2) a matter described in subpart (ii) of the definition of “Noncompliance Event” herein if (A) the Corporation has commenced or agreed in writing to pay the Applicable Rate at 13% or higher as a result of such matter, (B) the Corporation has notified the Holders in writing of the occurrence of such Noncompliance Event, or (C) the Required Holders have exercised their right to require the Corporation to redeem all of the shares of Series B Preferred Stock pursuant to Section 8(a).

“Financial Reporting Subsidiary” shall have the meaning set forth in Section 1.1.1(b) of SCHEDULE 1.
“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31.
“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession.
“Governmental Authority” shall mean any court, board, agency, commission, regulatory agency, office or authority of any nature whatsoever or any governmental unit (federal, state, commonwealth, county, district, municipal, city or otherwise) whether now or hereafter in existence.
“Gross Revenue” means all revenue derived by the Corporation and each Subsidiary from all cash receipts, including, without limitation, (i) with respect to each Individual Property, all Rents payable to the applicable Subsidiary and any other income derived from the use, ownership or operation of such Individual Property, (ii) with respect to the Mortgage Loans, all amounts paid to or received by a Subsidiary under such Mortgage Loans whether as payments of interest, principal charges, fees or otherwise, (iii) proceeds from any Transfer of any Individual Property or Mortgage Loan, (iv) the net proceeds of any loan or other financing obtained by the Corporation or a Subsidiary including prepaid rents (other than security deposits) for a period in excess of one month and (v) any and all other revenue or the value of any in-kind benefit derived by the Corporation and/or a Subsidiary from the ownership, management or operation of their respective businesses.
“Holder” or “Holders” shall have the meaning set forth in Section 3(a).
“Improvements” shall mean the buildings, structures, fixtures, additions, enlargements, extensions, modifications, repairs, replacements and improvements erected or located on the land with respect to each Individual Property.
“Indebtedness” shall mean, for any Person, without duplication: (a) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (b) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (c) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any Required Redemption of shares or interests, (d) all indebtedness guaranteed by such Person, directly or indirectly, (e) all obligations under leases that constitute capital leases for which such Person is liable, (f) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case for which such Person is liable or its assets are liable, whether such Person (or its assets) is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss, and (g) any debt securities issued by the Corporation or any Subsidiaries.
“Individual Property” shall mean, as applicable, each of the properties owned by the Corporation or the Subsidiaries as of the Series B Original Issue Date together with the Improvements thereon and all personal property relating to such property, together with all rights pertaining to such property and Improvements.
“Insurance Premiums” shall mean premiums paid with respect to any valid and enforceable insurance policies included in an Approved Annual Budget.
“Investment” shall mean to originate and acquire Mortgage Loans, mezzanine loans, other debt instruments and equity and preferred equity interests.
“Investment Committee” shall mean the investment committee of the Board.
“Investment Notice Date” shall mean, with respect to a proposed Investment by the Corporation or any of its Subsidiaries, the date upon which the Preferred Directors have received from the Corporation an investment proposal package relating to such proposed Investment, including all material terms and conditions relating to such proposed Investment, and all relevant supporting information relating thereto; provided, that, if either of the Preferred Directors has raised reasonable questions or made reasonable inquiries regarding such proposed Investment, the Investment Notice Date shall occur only once such questions and inquiries have been addressed in all material respects.
“ITH Warrant” shall mean the warrant to purchase 1,000,000 shares of Common Stock granted to ITH Partners, LLC on July 24, 2014.
“Junior Stock” shall have the meaning set forth in Section 2.
“Juniper” shall mean Juniper Capital Partners, LLC, its Affiliates (including, without limitation, JCP Realty Partners, LLC and Juniper NVM, LLC), and transferees.
“Juniper Warrant” shall mean the warrant to purchase 1,000,000 shares of Common Stock granted to Juniper NVM, LLC on July 24, 2014.
“Key Personnel” shall mean the Chief Executive Officer and/or the Chief Financial Officer of the Corporation (or any of their respective functional equivalent officers).
“Lease” shall mean any lease, sublease or sub sublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect)

pursuant to which any Person is granted a possessory interest in, or right to use or occupy, all or any portion of any space in any Individual Property, and every modification, amendment or other agreement relating to such lease, sublease, sub sublease or other agreement entered into in connection with such lease, sublease, sub sublease or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.
“Liquidation Event” shall mean the voluntary or involuntary liquidation, dissolution or winding up of the Corporation or the Subsidiaries, the assets of which constitute all or substantially all of the assets of the business of the Corporation and the Subsidiaries taken as a whole, in a single transaction or series of transactions.
“Liquidation Preference” shall have the meaning set forth in Section 4(a).
“Lost Certificate” shall have the meaning set forth in Section 6(d)(i).
“Major Contract” shall mean any agreement or arrangement, written or oral, entered into outside the ordinary course of the Corporation’s business, that will reasonably likely involve payments by the Corporation or any of its Subsidiaries in excess of $250,000 over the term thereof; for the avoidance of doubt, Major Contract shall not include any purchase and sale agreements, loan documents, or other transaction documents entered into in the ordinary course of the Corporation’s business.
“Manager” shall mean any Person retained by the Corporation or any Subsidiaries to provide management and other services with respect to an Individual Property.
“Meris Separation Agreement” shall mean shall mean that certain Employment Separation and General Release Agreement, dated as of the Closing Date, by and between the Corporation and William Meris.
“Mortgage Loan” shall mean all mortgage loans made by the Corporation or the Subsidiaries as of the Series B Original Issue Date, together with the loan documents, scheduled monthly payments, principal prepayments, liquidation proceeds (whether upon initial foreclosure, final sale or otherwise), condemnation proceeds, insurance proceeds and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan for the benefit of the applicable Subsidiary; and “Mortgage Loan” shall also mean all loans made by the Corporation or any Subsidiary after the Series B Original Issue Date but only if and to the extent the same are in each instance approved in writing by the Investment Committee pursuant to Section 1.1.14 of SCHEDULE 1.
“Mortgaged Property” shall mean real estate directly or indirectly secured or supported by a Mortgage Loan.

“Net Income” means, for any period, net income (or loss) of Corporation and its wholly-owned Subsidiaries for such period determined on a consolidated basis (without duplication) in accordance with GAAP.
“non-CEO replacement director” shall have the meaning set forth in Section 5(d).
“Noncompliance Event” means each of the following events or conditions:

(i)
the failure by the Corporation (A) to pay the full Dividend to Holders for a fiscal quarter within thirty (30) days following the end of such quarter, (B) to consummate a redemption of the Series B Preferred Stock within ninety (90) days of the Noncompliance Redemption Demand, or Required Redemption Demand, as the case may be, or (C) to consummate a redemption of the Series B Preferred Stock on the thirtieth (30th) day after the applicable Holder’s receipt of written notice for an Optional Redemption;

(ii)
the breach of any covenant or other noncompliance with any Transaction Document that remains uncured for a period of thirty (30) days following the earlier of the Corporation’s knowledge or receipt of written notice thereof;

(iii)
the bankruptcy, receivership, liquidation, or assignment for benefit of creditors of the Corporation or any of its Subsidiaries, except for any such event or circumstance relating to a Subsidiary where (A) the event or circumstance has been approved by the Board, (B) the assets of such Subsidiary have an aggregate tangible book value (as reasonably determined by the Board consistent with the definition of “Tangible Book Value”) of less than $8 million, and (C) neither the Corporation nor any of its other Subsidiaries is responsible or liable, directly or indirectly, for the obligations of such Subsidiary); provided, that, with respect to an involuntary bankruptcy filing, the Corporation or such Subsidiary has not challenged such filing within thirty (30) days of the filing thereof or such filing is not dismissed within ninety (90) days of the filing thereof;

(iv)
the default by the Corporation or any of its Subsidiaries under one or more agreements for Indebtedness for borrowed money that remains uncured for a period of thirty (30) days following the Corporation’s knowledge thereof exceeding $2,000,000 in any instance, or $10,000,000 in the aggregate (if there has been more than a single default), that would entitle the holder thereof to accelerate repayment thereof, other than indebtedness to the extent that such default (A) has been approved by unanimous action of the Board; or (B) is listed on Schedule A attached hereto;

(v)
judgment(s) in excess of $2,000,000 in aggregate rendered against the Corporation or any of its Subsidiaries on and after the Series B Original Issue Date, which judgment(s) are not appealable or otherwise released or cured within ninety (90) days, except for judgments approved by the Board;

(vi)	the failure by the Corporation to cause the nomination of a Series B-1 Director, Series B-2 Director or Series B Director designated in accordance with Section 5(c)(iv);

(vii)
the failure to comply timely with the Corporation’s reporting obligations under the Exchange Act, provided that if the Corporation timely files with the SEC a Form 12b-25 in accordance with Rule 12b-25 under the Exchange Act, and otherwise complies with Rule 12b-25, then upon the filing of such report within the time period permitted by Rule 12b-25, the Corporation shall be deemed to have filed such report on a timely basis; or

(viii)
the commencement of any legal proceeding or formal investigation relating to any alleged noncompliance with any Federal or State statute, rules or regulations governing the issuance of securities, the Corporation’s status as a public reporting company or the lending, marketing or foreclosure practices of the Corporation or any of its Subsidiaries.

“Noncompliance Redemption Date” shall have the meaning set forth in Section 8(a).
“Noncompliance Redemption Demand” shall have the meaning set forth in Section 8(a).
“Noncompliance Redemption Price” shall have the meaning set forth in Section 8(a).
“Non-Prevailing Party” shall have the meaning set forth in Section 17.
“Notice” shall have the meaning set forth in Section 14.
“Operating Covenants” shall mean any covenants set forth on SCHEDULE 1 to this Certificate of Designation.

“Operating Expenses” shall mean such expenses actually paid or payable by the Corporation in respect of all corporate overhead, including, without limitation, the ownership, operation, management, maintenance, repair and use, as applicable, of each Mortgage Loan and Individual Property, determined on an accrual basis, and, in accordance with GAAP, and, in all cases, subject to the prior written approval by the Required Holders.
“Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Voting Common Stock or Convertible Securities.
“Optional Redemption Date” shall have the meaning set forth in Section 8(c).
“Optional Redemption Price” shall have the meaning set forth in Section 8(c).
“Optional Redemption” shall have the meaning set forth in Section 8(c).
“Original Certificate of Designation” shall have the meaning set forth in the Preamble of this Certificate of Designation.
“Original Price” shall mean the price per share of Series B Preferred Stock of $3.2171 (subject in each case to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Voting Common Stock or the Series B Preferred Stock outstanding).
“Parity Stock” shall have the meaning set forth in Section 2.
“Person” shall mean any individual, firm, partnership, limited liability company, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.
“Permitted Loan Agreement” shall mean that certain Loan Agreement, dated June 7, 2011 and as amended through the Closing Date, by and between NWRA Ventures I, LLC, as lender, and the Corporation and certain of its Subsidiaries, as borrower, and as may be amended after the Closing Date to increase the principal amount borrowed thereunder to $50 million in the aggregate (provided that no other terms and conditions of such agreement are amended).
“Per Share Book Value” shall mean, as of any date, the Tangible Book Value as of such date, divided by the number of shares of Voting Common Stock Deemed Outstanding as of such date.
“Preferred Director” shall have the meaning set forth in Section 5(c)(iii).
“Preferred Stock” shall have the meaning set forth in the Preamble to this Certificate of Designation.
“Prevailing Party” shall have the meaning set forth in Section 17.

“Pro Rata Share” shall mean, with respect to any Holder at any time, a percentage equal to the number of shares of Common Stock into which the Series B Preferred Stock owned by such Holder are convertible at such time divided by the number of shares of Voting Common Stock Deemed Outstanding at such time.
“Pro Rata Portion” shall mean, with respect to any Holder at any time, a percentage equal to the number of shares of Series B Preferred Stock owned by such Holder divided by the number of outstanding shares of Series B Preferred Stock at such time.
“Real Property” shall mean, collectively, each and every Individual Property.
“Redemption Date” shall have the meaning set forth in Section 8(d)(i).
“Redemption Notice” shall have the meaning set forth in Section 8(d).
“Rents” shall mean, with respect to each Individual Property, all rents, rent equivalents, moneys payable as damages (including payments by reason of the rejection of a Lease in a bankruptcy proceeding) or in lieu of rent or rent equivalents, royalties (including all oil and gas or other mineral royalties and bonuses), income, fees, receivables, receipts, revenues, deposits (including security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other payment and consideration of whatever form or nature received by or paid to or for the account of or benefit of the Corporation, each Subsidiary, Manager or any of their respective agents or employees from any and all sources arising from or attributable to such Individual Property and the Improvements, including all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of the Real Property or rendering of services by the Corporation, each Subsidiary, Manager or any of their respective agents or employees.
“Required Holders” shall mean, as of any date, holders of at least eighty-five percent (85%) of the shares of Series B Preferred Stock then outstanding as of such date.
“Required Redemption Date” shall have the meaning set forth in Section 8(b).
“Required Redemption Demand” shall have the meaning set forth in Section 8(b).
“Required Redemption Price” shall have the meaning set forth in Section 8(b).
“SEC” means the Securities and Exchange Commission.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Senior Preferred Stock” shall have the meaning set forth in Section 2.

“Series B Liquidation Amount” shall have the meaning set forth in Section 4(a).
“Series B Issue Date” shall mean, with respect to a share of Series B Preferred Stock, the date on which the Corporation issued such share.
“Series B Original Issue Date” shall mean the Closing Date.
“Series B Director” shall have the meaning set forth in Section 5(c)(iii).
“Series B Preferred Stock” shall have the meaning set forth in Section 1.
“Series B-1 Director” shall have the meaning set forth in Section 5(c)(i).
“Series B-1 Preferred Stock” shall have the meaning set forth in Section 1.
“Series B-2 Director” shall have the meaning set forth in Section 5(c)(ii).
“Series B-2 Preferred Stock” shall have the meaning set forth in Section 1.
“Singerman” shall mean SRE Monarch, LLC, its Affiliates, and transferees.
“Special Dividend” shall have the meaning set forth in the Certificate of Incorporation.
“Special Preferred Class B Dividends” shall have the meaning set forth in Section 3(e).
“Special Preferred Class B Payment Date” shall have the meaning set forth in Section 3(e).
“SRE Fee Agreement” shall that certain SRE Fee Agreement, dated as of the Closing Date, by and between the Corporation and SRE Monarch, LLC, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time by a writing executed by the parties thereto, but in any such case, subject to the limitations of Sections 1.1.3 and 1.1.8 of SCHEDULE 1.
“Subsidiary” shall mean each of the Persons directly or indirectly owned by the Corporation on and after the Series B Original Issue Date; and “Subsidiaries” shall mean the plural thereof.
“Tangible Book Value” means, of any date, the sum of consolidated stockholders’ equity of Corporation and its wholly-owned Subsidiaries determined in accordance with GAAP, less (without duplication) the sum of all intangibles determined in accordance with GAAP (including, without limitation, goodwill and deferred or capitalized acquisition costs) and the equity in non-controlled subsidiaries, in each case, determined as of the end of the most recently completed fiscal quarter of the Corporation.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against any Mortgaged Property or Individual Property or part thereof, together with all interest and penalties thereon.
“Transfer” shall have the meaning set forth in Section 1.1.5 of SCHEDULE 1.
“Voting Common Stock” shall mean the shares of Voting Common Stock authorized under the Corporation’s Certificate of Incorporation.
“Voting Common Stock Deemed Outstanding” means, as of the particular time of determination, the number of shares of Voting Common Stock actually outstanding at such time, plus the number of shares of Voting Common Stock deemed to be outstanding pursuant to Section 6(e)(i) hereof (but (i) excluding any shares of Voting Common Stock owned or held by or for the account of the Corporation, shares of Voting Common Stock issuable under Options and Convertible Securities not then exercisable, exchangeable or convertible and shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock and (ii) taking account of any limitations on exercise, exchange or conversion set forth in such Options or Convertible Securities).

EXHIBIT A

Lost Certificate Affidavit
The undersigned hereby certifies under penalty of perjury and agrees that:

1.
the undersigned is the holder of the following certificate (the “Lost Certificate”) representing shares of [Series B-1][Series B-2] Cumulative Convertible Preferred Stock (the “Series B Preferred Stock”), of IMH Financial Corporation (the “Corporation”) immediately prior to the conversion of such shares into shares of Common Stock, par value $0.01 per share, of the Corporation (the “Common Stock”);

2.	Series B Preferred Stock Certificate Number: [___]
Number of shares of Series B Preferred
Stock Represented by Such Certificate: [____]

3.	the Lost Certificate has been lost, stolen or destroyed and cannot now be produced;

4.	the undersigned has made, or caused to be made, a diligent search for the Lost Certificate and has been unable to find or recover such Lost Certificate;

5.
the undersigned is the unconditional sole owner of the Lost Certificate, and the Lost Certificate and any rights of the undersigned in the Lost Certificate have not, in whole or in part, been sold, endorsed, assigned, transferred, hypothecated, pledged or otherwise disposed of, and no contract to undertake any of the foregoing has been entered, and no person, firm, corporation or other entity, other than the undersigned, has any right, title, claim, equity or interest, or power of attorney in, to, or respecting such Lost Certificate or the proceeds thereof;

6.
the undersigned is making this affidavit for the purpose of inducing the Corporation to (i) deliver to the undersigned a new certificate (the “New Certificate”) evidencing ownership of the Common Stock to be issued to the undersigned pursuant to the conversion of the Series B Preferred Stock into Common Stock or (ii) redeem the Series B Preferred Stock;

7.
the undersigned will immediately and without consideration return the Lost Certificate to the Corporation should it at any time hereafter come into the hands, custody or power of the undersigned or any other person or entity over which the undersigned has control; and

8.
to the fullest extent permitted by law, the undersigned will indemnify, protect and hold harmless the Corporation, its successors and assigns and their respective Affiliates, and their respective, officers, agents, attorneys, directors, transfer agents, registrars, trustees and depositories and any of their respective successors or assigns (collectively, the “Indemnified Parties”) from and against any and all claims, demands, actions, losses, liabilities, damages and suits (whether groundless or otherwise), and reasonable costs and expenses of every nature and character (including counsel fees and expenses of litigation), as the same may arise out of or be made against or be incurred by any of the Indemnified Parties, or to which any of the Indemnified Parties may be subjected, or which any of the Indemnified Parties may sustain, relating to, arising out of or in connection with (i) the Corporation’s issuance of the New Certificate or (ii) any person or entity who may present the Lost Certificate stated to have been lost, stolen or destroyed as described above or by reason of any person or entity, other than the undersigned, claiming ownership of, or any right to or interest in, the Lost Certificate or any or all of the Series B Preferred Stock represented by such Lost Certificate.
IN WITNESS WHEREOF, the undersigned has executed this instrument on ___________, ____ 20__.

[Name of Holder]
By:
Name:
Title:

STATE OF	__________________)

COUNTY OF	__________________), SS:

I HEREBY CERTIFY, that on this __ day of ___________, 20__, before me, a Notary Public of the State of ________________, personally appeared __________________, known (or satisfactorily proven) to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged that such person executed the same on behalf of [insert company name] for the purposes therein contained, and in my presence signed the same.
IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

Notary Public

EXHIBIT B
Exchange Form
Description of shares of [Series B-1][Series B-2] Cumulative Convertible Preferred Stock
(the “Series B Preferred Stock”) of IMH Financial Corporation
To Be Exchanged For Common Stock

Name(s) and Address(es) of Registered Holder	Series B Preferred Stock Certificate	Number of Series B Preferred Stock Shares Represented by the Series B Preferred Stock Certificate

The undersigned, being the registered holder of the Series B Preferred Stock listed above, hereby authorizes and directs the Corporation to cancel the Series B Preferred Stock certificates listed above and issue certificates representing the applicable number of shares of Common Stock to the undersigned pursuant to the terms of the Certificate of Designation of the Series B Preferred Stock of IMH Financial Corporation.

[Name of Holder]
By:
Name:
Title:

SCHEDULE 1

OPERATING COVENANTS
The Corporation hereby covenants as follows:
1.1.1.Annual Budget; Financial Reporting.
(a)The Corporation shall, and shall cause each Subsidiary to, submit to the holders of the Series B Preferred Stock by November 30 of each year the Annual Budget for the succeeding Fiscal Year for operation of their respective business and for each applicable Mortgage Loan and each Individual Property. Each Annual Budget shall be subject to the written consent of the Required Holders, which consent, so long as no Noncompliance Event exists, (i) shall not be unreasonably withheld or delayed and (ii) shall be deemed to have been given if the Required Holders fail to object in writing to the Annual Budget within twenty (20) days of the date such draft Annual Budget is furnished thereto. Annual Budgets approved by the Preferred Directors shall hereinafter be referred to as an “Approved Annual Budget”. Until such time that any Annual Budget has been approved as provided above, the prior Approved Annual Budget shall apply for all purposes hereunder (with such adjustments as reasonably consented to in writing by the Required Holders to reflect actual increases in Taxes, Insurance Premiums, utilities expenses and any other applicable change and circumstance). Neither the Corporation and the Subsidiaries nor any Manager shall change or modify an Approved Annual Budget that has been approved by the Required Holders as provided above, without the written consent of the Required Holders. The Corporation shall, and shall cause each Subsidiary to, operate in accordance with the Approved Annual Budget, it being agreed and understood that, in any given Fiscal Year, the prior written consent of the Required Holders shall not be required for line item expenditures made in the ordinary course of business that do not, in the aggregate, exceed 105% of the amount budgeted for such line item expenditure, provided, that, in no event will the aggregate of all such excess line item expenditures exceed 103% of total expenditures included in the Approved Annual Budget for such Fiscal Year without the prior written consent of the Required Holders.
(b)Annual Financial Statements. Within ninety (90) days after the end of each Fiscal Year, the Corporation shall, and shall cause each Subsidiary which prepares financial statements relating solely to such Subsidiary (a “Financial Reporting Subsidiary”) to, provide to each Holder true and complete copies of its financial statements, which will include a balance sheet, statement of income, statement of cash flows, and statements of stockholders equity prepared in conformity with GAAP; provided, that so long as the Corporation is subject to the reporting requirements of Section 13 and Section 15 of the Exchange Act and complies timely with its reporting obligations in connection therewith (provided that if the Corporation timely files with the SEC a Form 12b-25 in accordance with Rule 12b-25 under the Exchange Act, and otherwise complies with Rule 12b-25, then upon the filing of such report within the time period permitted by Rule 12b-25, the Corporation shall be deemed to have filed such report on a timely basis), the financial statements included therein shall be deemed to have been delivered on a timely basis to each Holder. All such financial statements shall be audited by a nationally recognized accounting firm reasonably acceptable to the Required Holders. All such financial statements of the Corporation shall include activity of the Corporation and each of the Subsidiaries prepared on a consolidated basis. The Corporation will also provide to each Holder a budget to actual variance analysis with summary explanations as to all material variances. In addition, the Corporation shall, and shall cause each Subsidiary to, provide to each Holder any additional financial information reasonably requested by the Required Holders to the Corporation in writing. All financial information provided to the Holders under this Section 1.1.1(b) shall be accompanied by a Compliance Certificate in a form consistent with Schedule 1.1.1(g) signed by the Chief Financial Officer of the Corporation.
(c)Monthly Financial Statements. Within thirty (30) days after the end of each month, the Corporation shall, and shall cause each Financial Reporting Subsidiary to, provide to each Holder true and complete copies of its unaudited financial statements for such month, which will include a balance sheet, statement of income, statement of cash flows, and statements of stockholders equity prepared in conformity with GAAP. All such unaudited financial statements of the Corporation shall include activity of the Corporation and each of the Subsidiaries prepared on a consolidated basis. In addition, the Corporation shall, and shall cause each Subsidiary to, provide to each Holder any additional financial information reasonably requested by the Required Holders of the Corporation in writing. All financial information provided to the Holders under this Section 1.1.1(c) shall be accompanied by a Compliance Certificate in a form consistent with Schedule 1.1.1(g) signed by the Chief Financial Officer of the Corporation.
(d)Other Monthly Reporting. The Corporation shall, and shall cause each Financial Reporting Subsidiary to, provide to the Holders any other monthly reports as mutually agreed upon by the Corporation and the Required Holders.
(e)Additional Reporting. The Corporation shall, and shall cause each Subsidiary to, provide to the Holders such further documents and information in its possession or control or reasonably obtainable by the Corporation, concerning its operations, properties, ownership, and finances (including of any Subsidiaries) as the Required Holders shall reasonably request in writing of the Corporation at reasonable intervals provided that the scope of such requests shall not significantly disrupt the operations of the Corporation and the Subsidiaries.
(f)GAAP. The Corporation shall, and shall cause each Subsidiary to, maintain systems of accounting established and administered in accordance with sound business practices and sufficient in all respects to permit preparation of financial statements in conformity with GAAP. All financial statements shall be prepared in accordance with GAAP, consistently applied (except for changes required by GAAP).
(g)Certifications of Financial Statements and other Documents; Compliance Certificate. Together with the financial statements and other documents and information provided to the Holders by or on behalf of the Corporation under this Schedule 1.1.1, the Corporation shall, and shall cause each Financial Reporting Subsidiary to, deliver to each Holder a certification, in form and substance reasonably acceptable to the Required Holders executed on behalf of the Corporation by its Chief Executive Officer or Chief Financial Officer stating that, to such officer’s actual knowledge, such financial statements are true and complete in all material respects and do not omit any material information without which the same might reasonably be misleading. In addition, where a Compliance Certificate is required in this SCHEDULE 1, the Corporation shall, and shall cause each Subsidiary to, deliver a certificate to the Holders stating that, to its actual knowledge, there does not exist any Noncompliance Event (or if any exists, specifying the same in reasonable detail).
(h)Fiscal Year. Each of the Corporation and the Subsidiaries represents that its fiscal year ends on December 31 and agrees that it shall not change its fiscal year without prior written notice to the Holders and the prior written consent of the Required Holders.
(i)Accountant’s Reports. Promptly upon receipt thereof, the Corporation shall, and shall cause each Subsidiary to, deliver to the Holders copies of all significant reports submitted by independent public accountants in connection with each annual, internal or special audit of the financial statements or other affairs of the Corporation and the Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with the annual audit, any report on internal controls and any other report or correspondence regarding any material weaknesses, significant deficiencies or other material accounting considerations or concerns.
(j)Tax Returns. Within thirty (30) days after filing, the Corporation shall, and shall cause each Subsidiary to, deliver to the Holders a copy of all tax returns of the Corporation and each Subsidiary filed with any federal or state Governmental Authority.
(k)Material Notices. The Corporation shall, and shall cause each Subsidiary to, promptly deliver, or cause to be delivered, to the Holders copies of all notices of default given or received with respect to non-compliance related to any material Indebtedness or Major Contract of the Corporation or the Subsidiaries.
1.1.2.Expenses. The Corporation shall use its reasonable best efforts to ensure that neither it nor any of the Subsidiaries makes, incurs or permits to exist any Extraordinary Expense without the prior written consent of the Required Holders, which approval, so long as no Noncompliance Event exists, shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, if an Extraordinary Expense is incurred, and the Required Holders shall not have consented in writing to such Extraordinary Expense, then the Corporation shall, and shall cause any applicable Subsidiary to, promptly deliver to the Preferred Directors a reasonably detailed explanation of such Extraordinary Expense.
1.1.3.Approval of Major Contracts. Without the prior written consent of the Required Holders, the Corporation shall not, and shall not permit any Subsidiary to, approve any Major Contracts or any amendment to or modification of the Consultancy Agreement or the SRE Fee Agreement, other than Major Contracts for actions or expenditures specifically authorized in the Approved Annual Budget for the applicable Fiscal Year or otherwise approved by the Board or Investment Committee.
1.1.4.Insurance. The Corporation shall, on behalf of itself and each Subsidiary (which shall be named as an additional insured), (a) maintain with financially sound, responsible and reputable insurers, insurance with respect to its assets and business against such liabilities, casualties, risks, and contingencies and in such types and amounts, including a fidelity bond and an errors and omissions policy in a minimum amount of $5,000,000 in form and with the coverages, with a company, and with respect to such individuals or groups of individuals, as shall satisfy prevailing requirements applicable to a qualified mortgage institution and otherwise as is customary in the case of Persons engaged in the same or similar businesses and similarly situated, (b) with respect to the Mortgage Loans and each Individual Property, maintain with financially sound, responsible and reputable title insurance companies, which are duly qualified as such under the laws of the states in which the Mortgaged Properties or Individual Properties, as the case may be, are located, duly authorized and licensed in such states to transact the title insurance business and to write the title insurance provided by the title insurance policy or binder issued by it, and approved as an insurer by the Required Holders, (c) with respect to each Individual Property, maintain with financially sound, responsible and reputable insurers, insurance with respect to each Individual Property and any related operations as is customary in the case of Persons engaged in the same or similar businesses and similarly situated including, without limitation, as appropriate, insurance with respect to property, casualty, environmental, builders’ risk, auto liability, commercial general liability, boiler and machinery, liquor liability, pollution, workers’ compensation, rent, business interruption, and “tees” and “greens”, and (d) upon a Holder’s request, furnish to such Holder from time to time (i) a summary of its insurance coverage, in form and substance satisfactory to the Required Holders, and (ii) copies of the applicable policies.
1.1.5.Transfers of Interests; Asset Sales. Other than Transfers that are specifically authorized by the Approved Annual Budget that are made for no less than 95% of the amount therefor in such Approved Annual Budget, without the prior written consent of the Required Holders, in each instance, the Corporation and the Subsidiaries nor any other Person having a direct or indirect ownership or beneficial interest in the Corporation and the Subsidiaries shall, and the Corporation shall (i) not permit any Subsidiary to, and (ii) not permit any Subsidiary to permit any Mortgagor to, sell, convey, mortgage, grant, bargain, encumber, pledge, assign or transfer any interest in any Mortgage Loan, any Mortgaged Property, any Real Property or any part thereof, any other material asset of the Corporation or its Subsidiaries, or any interest, direct or indirect, in the Corporation and the Subsidiaries, whether voluntarily or involuntarily (a “Transfer”). A Transfer within the meaning of this Section 1.1.5 shall be deemed to include (x) an installment sales agreement wherein the Corporation and the Subsidiaries agree to sell any Real Property or any part thereof for a price to be paid in installments; or (y) an agreement by the Corporation for the leasing of all or a substantial part of any Real Property for any purpose other than the actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, the Corporation and the Subsidiaries’ right, title and interest in and to any Leases or any Rents. Notwithstanding any term to the contrary contained in this Certificate of Designation, and notwithstanding any consent of the Required Holders pursuant to the terms of this Section 1.1.5 with respect to a Transfer hereunder, if a Transfer made hereunder results in (A) an ownership change as determined pursuant to Section 382 of the Code, and (B) a material adverse effect on the value and utility of the built-in tax losses of the Corporation and the Subsidiaries, then any such Transfer shall be deemed to be in violation of the terms of this Certificate of Designation and shall be deemed to be void ab initio.
1.1.6.Dissolution, Mergers, Joint Ventures, etc. Without the prior written consent of the Required Holders, the Corporation shall not, and shall not permit any Subsidiary to, to the fullest extent permitted by applicable law, (i) effect a Liquidation Event or a Deemed Liquidation Event, (ii) engage in any business activity not related to the ownership and operation of the Mortgage Loans or the Real Property, (iii) transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of the property or assets of the Corporation and the Subsidiaries, taken as a whole (iv) cause, permit or suffer to (A) dissolve, wind up or liquidate or take any action, or omit to take any action, as a result of which the Corporation or any of the Subsidiaries would be dissolved, wound up or liquidated in whole or in part, or (B) amend, modify, waive or terminate the operating agreement of any Subsidiary; (v) except as approved by the Investment Committee, enter into any partnerships or joint ventures or otherwise acquire any equity interest in any Person or (vi) enter into corporate acquisitions or other business combinations.
1.1.7.Change in Business. Without the prior approval of the Required Holders, the Corporation shall not, and shall not permit any Subsidiary to enter into any line of business other than the ownership and operation of the Real Property and the Mortgage Loans and activities strictly incidental thereto.
1.1.8.Affiliate Transactions. Other than the Consultancy Agreement, the SRE Fee Agreement, the Bain Employment Agreement, the Bain Stock Grant, the Darak Stock Grant, the Meris Separation Agreement, the employment of Steven Darak on the terms set forth in the Darak Term Sheet and the ITH Warrant in the forms entered into or existing on the Closing Date, without the prior written consent of the Required Holders, the Corporation shall not, and shall not permit any Subsidiary to, enter into, or be a party to, any transaction with an Affiliate of the Corporation or any of its Subsidiaries or any of the partners, members or stockholders, as applicable, of the Corporation or any of its Subsidiaries. Solely for purposes of this Section 1.1.8, the term “Affiliate” shall mean, as to any Person, any other Person (a) that owns directly or indirectly any equity interests in such Person, and/or (b) in which such Person owns five percent (5%) or more of the equity interests, and/or (c) that is in control of, is controlled by or is under common ownership or control with such Person, and/or (d) that is a director or officer of such Person or of an Affiliate of such Person, and/or (e) that is the related by blood, marriage or adoption to such Person or to an Affiliate of such Person. As used in the definition of Affiliate in this Section 1.1.8, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of such Person, whether through ownership of voting securities, by contract or otherwise.
1.1.9.Intentionally Omitted.
1.1.10.Bankruptcy. To the fullest extent permitted by law, without the prior written consent of the Required Holders, the Corporation shall not, and shall not permit any Subsidiary to, (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Corporation and the Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing.
1.1.11.Certificate of Incorporation and Bylaws. In addition to the provisions of Section 5(b)(i) of the Certificate of Designation, without the prior written consent of the Required Holders, the Corporation shall not amend, alter, waive or repeal any provision of the Certificate of Incorporation or bylaws of the Corporation (whether by merger, consolidation or otherwise) in a manner that would reasonably be expected to have an adverse effect on the Holders or change the rights, powers or preferences of the Series B Preferred Stock.
1.1.12.Dividends. Subject to the right of the holders of the Class B Common Stock to receive the Special Dividend, without the prior written consent of the Required Holders, the Corporation shall not, and shall not permit any Subsidiary to, (i) declare or pay any dividends on or make any other distribution in respect of any interest in it, (ii) make any capital contribution to or purchase, redeem (including any Optional Redemption), acquire or retire any securities in any Person (whether such interests are now or hereafter issued, outstanding or created), or (iii) cause or permit any reduction or retirement of the capital stock, partnership interests, membership interests of the Corporation and the Subsidiaries, as applicable; provided, that, commencing with the fiscal quarter ending September 30, 2014, the Board may authorize quarterly dividends on the Voting Common Stock of up to $375,000 in aggregate, plus an amount equal to the Additional Dividends to be paid to the holders of Series B Preferred Stock in connection therewith pursuant to Section 3(d) of this Certificate of Designation; provided, further, that, the Common Dividend Conditions have been satisfied as of the date of declaration of any such dividends on the Voting Common Stock. For any given quarter, if any amounts that would be allowed for the payment of dividends on the Voting Common Stock pursuant to the immediately preceding provisos have not been paid, then an aggregate amount, if any, equal to $375,000 minus the amount of the dividend paid with respect to such quarter may be carried forward to the immediately following quarter (provided, that, such amounts are paid to holders of Voting Common Stock before the end of the quarter immediately following the quarter for which such dividend was authorized). Notwithstanding the foregoing, the Corporation shall be permitted to apply the Corporation’s assets to the redemption or acquisition of any shares of Voting Common Stock held by employees, advisors, directors, consultants and service providers of the Corporation, other than executive officers of the Corporation, on terms approved by the Board, including each of the Preferred Directors.
1.1.13.CEO/CFO. Other than pursuant to the Bain Employment Agreement, the employment of Steven Darak on the terms set forth in the Darak Term Sheet and the Meris Separation Agreement in the forms entered into or existing on the Closing Date, the Corporation shall not, and shall not permit any Subsidiary to, enter into, terminate, amend or approve the employment of any Key Personnel, including, without limitation, any change in the compensation or benefits payable to (or waive any obligation of) any Key Personnel, without the written consent of the Requisite Holders. In the event of any such termination permitted pursuant to this Section 1.1.13, or if any of the Key Personnel become unavailable to perform services for the Corporation by reason of death, incapacity or by reason of any such Key Personnel terminating employment with the Corporation or for reasons otherwise beyond the control of the Corporation, then the Corporation shall deliver written notice to the Required Holders thereof, and the Corporation shall not, and shall not permit any Subsidiary to, replace any such terminated position without the prior written consent of the Required Holders, which consent, so long as no Noncompliance Event exists, shall not be unreasonably withheld or delayed.
1.1.14.Loans; Advances. Unless approved by the Investment Committee, the Corporation shall not, and shall not permit any Subsidiary to, without the prior written consent of the Required Holders, make any advances or loans to, guarantee for the benefit of, or make any Investment in, any Person (other than a wholly-owned Subsidiary of the Corporation).
1.1.15.Indebtedness. Other than pursuant to the Permitted Loan Agreement, without the prior written consent of the Required Holders, none of the Corporation and the Subsidiaries, taken as a whole, shall incur any Indebtedness other than (i) Indebtedness pursuant to the Permitted Loan Agreement; (ii) Indebtedness not to exceed $10,000,000 in aggregate incurred on and after the Series B Original Issue Date; and (iii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight drafts) drawn against insufficient funds in the ordinary course of business; provided, that, such Indebtedness as described in this subsection (iii) is extinguished within five (5) calendar days of incurrence thereof.
1.1.16.Convertible Options. Without the prior written consent of the Required Holders, the Corporation shall not create, and shall not permit any Subsidiary to create, or authorize the creation of, or issue, or authorize the issuance of Senior Preferred Stock or Parity Stock, or any security or Indebtedness convertible into, exchangeable for or having option rights to purchase shares of Senior Preferred Stock or Parity Stock, or permit any Subsidiary to take any such action with respect to any security.
1.1.17.Issuance of Subsidiary Stock. Without the prior written consent of the Required Holders, no Subsidiary of the Corporation may issue any equity interests, other than issuances to the Corporation or a wholly-owned Subsidiary of the Corporation.
1.1.18.Reclassification of Voting Common Stock. Without the prior written consent of the Required Holders, the Corporation shall not reclassify any class or series of Voting Common Stock into shares with a preference or priority as to dividends or assets superior to or on a parity with the Series B Preferred Stock.
1.1.19.No Board Committee. Without the prior written consent of the Required Holders, the Corporation shall not establish any Board committee (other than a compensation committee, an audit committee, and an Investment Committee in accordance with Section 5(f) in this Certificate of Designation), other than Board committees (i) on which a Series B-1 Director or a Series B-2 Director serves (unless both the Series B-1 Director and Series B-2 Director decline to serve) and (ii) which are formed for a special purpose identified in good faith by the Board in an adopting resolution and to which the Board has not, and does not later, delegate powers to act or make decisions that could materially impact the business of the Corporation and its Subsidiaries, taken as a whole; provided, that, no Board committee shall be delegated powers or duties in a manner that is inconsistent with, or otherwise limits the rights of the holders of Series B Preferred Stock as set forth in this Certificate of Designation. No Subsidiary shall establish any committee of its board of directors.
1.1.20.Auditors. Without the prior written consent of the Required Holders, the Corporation shall not, and shall not permit any Subsidiary to, engage any auditor of the Corporation or any Subsidiary that is not a nationally recognized accounting firm.
1.1.21.Stock Incentive Plans. Without the prior written consent of the Required Holders, the Corporation shall not, and shall not permit any Subsidiary to, issue or otherwise grant any equity-based compensation (including, without limitation, any shares of Voting Common Stock or Options or other rights with respect thereto), other than Options to purchase shares of Voting Common Stock granted to directors, officers, key employees or other service providers of the Corporation and/or its Subsidiaries pursuant to (i) the Equity Incentive Plan, (ii) the ITH Warrant, (iii) the Bain Grant, or (iv) the Juniper Warrant; provided, that, any grants under the Equity Incentive Plan shall not have rights to purchase greater than ten percent (10%) of the number of shares of Voting Common Stock Deemed Outstanding at any time and will have an exercise price of no less than the greater of (A) the Common FMV and (B) the Corporation’s Per Share Book Value as of the date of any such grant.
1.1.22.IPO-related Notices.     Without the prior written consent of the Required Holders, the Corporation will not provide a notice to stockholders at any time to the effect that the Corporation will not, or does not intend to, pursue an initial public offering.

SCHEDULE A

FR160 NOTE DESCRIPTION

Under the terms of a previous settlement agreement in 2010, we executed two promissory notes for certain golf club memberships totaling $5.2 million. The notes are secured by the security interest on the related residential lots, were non-interest bearing and matured on December 31, 2012. Due to the non-interest bearing nature of the loans, in accordance with applicable accounting guidance, we imputed interest on the notes at our incremental borrowing rate of 12% per annum and recorded the notes net of the discount. The discount was amortized to interest expense over the term of the notes and was fully amortized as of December 31, 2012. During the period ended March 31, 2014, we made no principal payments under the notes. We are continuing to accrue interest at the default rate of 10% per annum. At March 31, 2014 and December 31, 2013, the net principal balance of the notes payable remained unchanged at $5.2 million and default interest reflected in accrued interest payable totaled $1.3 million and $1.1 million at March 31, 2014 and December 31, 2013, respectively. The notes are secured by certain REO assets that have a carrying value of approximately $4.8 million as of March 31, 2014. During 2012, we defaulted for strategic reasons on the terms of an agreement related to the loan, which resulted in an acceleration of the maturity date of such debt. The lender filed a notice of delinquency and a notice of trustee sale was scheduled for June 12, 2012. The subsidiary that owns these assets was placed into bankruptcy which stayed the trustee sale. In addition, since this strategic default and bankruptcy constituted an event of default under the NW Capital loan, management obtained a waiver from NW Capital regarding this action. During 2013, the bankruptcy court rejected our proposed plan of reorganization and lifted the stay on the trustee sale. However, we sought and obtained leave to appeal with the district court which stayed the bankruptcy court's order. As a result, the lender is presently stayed from conducting its trustee sale until the district court decides the appeal, the timing of which is undeterminable at this time. The related REO asset is currently stated at its net realizable value. Should the creditor take title to the REO asset as a result of the lift of the stay of the trustee sale, the carrying value of the REO will be charged to operations and the debt obligation and accrued interest will be credited to operations to the extent it is legally defeased by such action.

LEASE DEMAND DISCLOSURE

In addition, subsequent to March 31, 2014, a subsidiary of the Company received a demand for payment in the amount of approximately $2.3 million in connection with a prior office lease between the lessor and that subsidiary. Based upon the advice of its counsel, management believes that the likelihood of loss from this claim is remote. Accordingly, no adjustment relating to this claim has been recorded.

EDA SUBSIDY

In connection with our proposed development to construct a multifamily housing development in Apple Valley, Minnesota, we entered into, among other agreements, a business subsidy agreement and related loan agreement dated March 29, 2013 with the Apple Valley Economic Development Authority (EDA). Under the terms of the business subsidy agreement, the EDA agreed to advance to us up to $1.1 million in the form of a loan. The amount of the loan shall not exceed the amount received from Dakota County for the statutory penalty and interest on special assessment taxes, which were assessed in the tax years 2007 through 2011, for which we have recorded a liability. If we complete the development project as intended no later than December 31, 2015, and certain other conditions are satisfied, and no event of default occurs, the EDA is expected to forgive the loan in its entirety. The loan bears interest at the rate of 6.0% per annum and shall accrue until the loan is satisfied or paid in full. If we do not meet the specified goals, the loan and all accrued unpaid interest must be repaid on or before December 31, 2016. In addition, under the agreement, we are not allowed to sell, transfer or otherwise convey all or part of the property for a period of five years following completion without the prior written consent of EDA. As of March 31, 2014, the total amount advanced to us under the loan agreement was $0.2 million. Under the terms of the business subsidy agreement, we were required to commence construction by April 1, 2014 but have not yet done so; however, we are in negotiations with the EDA to extend the construction period provided for under the agreement.